Exhibit 10.22

RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

LaBRANCHE & CO INC.

EQUITY INCENTIVE PLAN

AGREEMENT, made as of the          day of                         , by and between LaBranche & Co Inc., a Delaware corporation (the “Company”), and                                                (the “Recipient”).

1.                                       Award.  The Company hereby awards restricted stock units (the “RSUs”) with respect to                 shares of the Company’s common stock, $.01 par value (the “Common Stock”), to the Recipient pursuant to the LaBranche & Co Inc. Equity Incentive Plan, as amended (the “Plan”).

2.                                       RSUs.  RSUs constitute an unfunded and unsecured promise of the Company to deliver to the Recipient, subject to the satisfaction of the vesting conditions set forth in Section 3 below and the other terms and conditions of this Agreement and the Plan, that number of shares of Common Stock referenced by the RSUs.  Until such delivery, the Recipient shall have the rights of a general unsecured creditor of the Company with respect to the RSUs and shall not have any rights as a stockholder of the Company.

3.                                       Vesting and Forfeiture.  Except as otherwise provided herein, the RSUs shall vest as follows:                                                        , subject to the Recipient remaining in the continuous employ of, or other service with, the Company or any of its subsidiaries or affiliates (collectively, the “Firm”) through each such date.  The RSUs shall become fully vested if the Recipient’s employment or other service with the Firm terminates by reason of his death or Disability (as defined in the Plan) prior to               .  The Recipient shall forfeit the unvested portion of the RSUs upon the termination of the Recipient’s employment or other service with the Firm for any reason other than his death or Disability.

4.                                       Issuance and Delivery of Shares.  A stock certificate registered in the name of the Recipient representing the shares of Common Stock referenced by the vested portion of the RSUs shall be issued and delivered to the Recipient promptly following each applicable vesting date (but in no event later than the end of the Company’s taxable year in which the applicable vesting date occurs).  The Recipient shall have no right to receive any dividend or distribution with respect to such shares if the record date for such dividend or distribution is prior to the vesting date of the RSUs with respect to such shares.  No fractional shares of Common Stock may be issued and delivered pursuant to this Agreement.

5.                                       Withholding and Consents.  The delivery of shares of Common Stock represented by RSUs is conditioned on the Recipient’s satisfaction of any applicable withholding taxes in accordance with the Plan.  The Recipient’s rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Firm of any required consents that the Firm may determine to be necessary or advisable, including, without limitation, consents to deductions from wages, or other arrangements satisfactory to the Firm, to reimburse the Firm for advances made to satisfy certain withholding and other tax obligations of the Recipient in connection with the award of the RSUs hereunder.

6.                                       Adjustments.  The number and class of shares covered by the RSUs shall be adjusted proportionately or as otherwise appropriate, as determined by the Committee, to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock.  Notwithstanding anything to the contrary herein, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity other than an affiliate or subsidiary (“Successor Entity”) or any transaction in which another person or entity other than an affiliate or subsidiary acquires all the issued and outstanding Common Stock, or all or substantially all the assets of the Company, the Company shall take such action with respect to the RSUs as the Board of Directors of the Company deems appropriate under the circumstances.  Such action may include, without limitation, (a) causing the RSUs to be assumed, or an equivalent award to be substituted therefor, by the Successor Entity (or a parent entity), (b) causing the RSUs to be cashed out as if the shares referenced by the RSUs were exchanged for cash in the transaction, and (c) causing the RSUs to become fully vested prior to the consummation of the transaction.

7.                                       Nontransferability.  The RSUs are not assignable or transferable other than to a beneficiary designated to receive the RSUs upon the Recipient’s death in a manner acceptable to the Company or by will or the laws of descent and distribution.  Any attempt by the Recipient or any other person claiming against, through or under the Recipient to cause the RSUs or any part of them to be transferred or assigned in any manner and for any purpose shall be null and void and without effect upon the Company, the Recipient or any other person.

8.                                       No Employment or Other Service Rights.  Nothing in this Agreement shall give the Recipient a right to continue in the employ of, or other service with, the Firm or interfere in any way with the right of the Firm to terminate the employment or other service of the Recipient.

9.                                       Provisions of the Plan Control.  This Agreement is subject to all the terms, conditions and provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority and responsibility under the Plan.  The Recipient acknowledges receipt of a copy of the Plan prior to execution of this Agreement.  The applicable provisions of the Plan shall govern in any situation where this Agreement is silent or where the applicable provisions of this Agreement are contrary to or not reconcilable with such Plan provisions.

10.                                 Miscellaneous.

The Company may affix to certificates representing shares issued pursuant to this Agreement any legend that the Company determines to be necessary or advisable to reflect any restrictions to which the shares may be subject, whether by agreement or otherwise.  The Company may advise the transfer agent to place a stop order against any legended shares.  The Company shall have the right to offset against its obligation to deliver shares of Common Stock under this Agreement any outstanding amounts owed by the Recipient to the Firm at the time those shares would otherwise be issued and delivered.  The delivery of any certificate representing shares of Common Stock issued pursuant to this Agreement may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements, and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such shares would constitute a violation by the Recipient or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended, except as provided in the Plan, other than by a written instrument executed by the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

LaBRANCHE & CO INC.

By:
Name:
Title:

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